EXHIBIT 10.1


January 18, 2002

Mr. Herve Caen
President
Interplay Entertainment, Corp.
16815 Von Karman Avenue
lrvine, CA 92606



Re:  LETTER AGREEMENT AND AMENDMENT # 4 TO DISTRIBUTION AGREEMENT

     Dear Mr. Caen:

     This letter will serve to confirm the agreements we have reached in connection with the Distribution Agreement dated August 23, 2001, between Vivendi Universal Games, Inc., formerly known as Vivendi Universal Interactive Publishing North America, Inc. ("Universal") and Interplay Entertainment Corp. ("Interplay"), as amended by Amendment #1 to Distribution Agreement, dated September 14, 2001 ("Amendment #1"), Secured Advance and Amendment#2 ("Amendment #2") executed in November, 2001, and Secured Advance and Amendment #3("Amendment #3") dated December 13, 2001 (the "Distribution Agreement"). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Distribution Agreement.

     1. Section 6.4 of the Distribution Agreement is hereby amended to state in its entirety:

     RECOUPMENT OF ADVANCE. "Thc Advance shall be recoupable by UNIVERSAL as follows: UNIVERSAL shall be entitled to deduct from Interplay Proceeds otherwise payable to Interplay with respect to each unit of Product distributed by Universal an amount equal to the sum of (i) 20% of the Interplay Proceeds; and
(ii) 5% of the Price after deducting the General Reserve. Notwithstanding the foregoing, Interplay shall have the right at any time during the term to return, repay or otherwise reimburse UNIVERSAL the Advance without penalty of any kind whatsoever.

     2. In light of the changes made pursuant to the preceding paragraph, within twenty-four hours after the complete execution of this letter agreement, Universal will pay Interplay $1.1 million in Interplay Proceeds. This amount represents Universal's best estimate of the additional Interplay Proceeds to which Interplay would be entitled had the change reflected in the preceding paragraph been made as of August 23, 2001.

     3. Notwithstanding the provisions of Amendment #2 and Amendment #3, as to 50% of the New Advance and Second New Advance, Universal shall not exercise its right to recoup such 50% unless and until Interplay has received $2.5 million in Interplay Proceeds in any given month; provided, however, if by September 30, 2002, Interplay has not received $2.5 million in Interplay Proceeds in any given month, then the preceding clause shall be disregarded and Universal shall, beginning October 1, 2002, be entitled to recoup such 50% of the New Advance


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and Second New Advance in accordance with the terms of Amendment #2 and
Amendment #3. The other 50% of the New Advance and Second New Advance shall at all times be fully recoupable in accordance with Amendment #2 and Amendment #3.

     4. In light of the changes made pursuant the preceding paragraph, upon execution of this letter agreement, Universal shall pay to Interplay $1.75 million, which represents 50% of the New Advance and Second New Advance (i.e., $3.5 million being the amount estimated to have been recouped by Universal as a result of sales through December 31, 2001).

     5. Exhibit A to the Distribution Agreement is hereby replaced with the document titled "Amended Exhibit A" attached to this letter agreement as Exhibit A.

     6. Concurrent with executing this letter agreement, Interplay and Universal will enter into a Trademark Purchase and Sale Agreement substantially in the form of Exhibit B.

     7. Interplay and Universal shall, and shall cause their controlling shareholders, directors, officers, employees, independent contractors, legal representatives and financial advisors, and affiliates (and such affiliates' controlling shareholders, directors, officers, employees, independent contractors, legal representatives and financial advisors) to keep the terms of this letter agreement, the Distribution Agreement, Amendment #l, Amendment #2, and Amendment #3 and all negotiations, discussions, documents, drafts, email communications and other correspondence and documentation relating thereto confidential and not to disclose such information to third parties who do not need the information in order for Interplay or Universal, as the case may be, to enforce its rights or perform its obligations under the Distribution Agreement, Amendment #1, Amendment #2, Amendment #3 or this letter agreement, except to the extent that any such person or entity may be advised in writing by counsel that he, she or it is required by law to disclose the same.

     8. In connection with the Notice of First Breach, Notice of Second Breach, Notice of Third Breach and Notice of Fourth Breach, each dated January 4, 2002, and the Notice of Fifth Breach dated on or about January 10, 2002, and sent to Universal by Interplay with respect to the Distribution Agreement, by executing this letter, Interplay agrees as follows:

     a. Interplay hereby withdraws the Notice of First Breach, Notice of Second Breach and Notice of Fifth Breach and acknowledges and agrees that as a result of this withdrawal, Universal shall not be deemed to have been in breach of the Distribution Agreement at any time up to and including the date of this letter agreement, particularly, but without limitation, to the extent that Interplay subsequently claims that Universal failed to cure any alleged breach within the time period specified in a Notice of Breach.

     b. Interplay hereby withdraws the Notice of Third Breach and Notice of Fourth Breach and agrees that the conduct complained of therein does not constitute, and at no time has constituted, a breach of the Distribution Agreement.

     c. Interplay acknowledges and agrees that as a result of its withdrawal of the Notices of Breach referenced herein, Universal shall not be deemed to have been in breach of the Distribution Agreement at any time up to and including the date of this letter agreement.


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     9. Subject to the next sentence, the Distribution Fee provided for in
Section 6.2 of the Distribution Agreement shall be increased to 20% in the event that, and for so long as, Interplay fails to deliver a final, approved gold master of any of the Products listed below by the dates indicated below, together with the English text of the manual for such product for use in the packaging of such Products. Notwithstanding the preceding sentence, Interplay may elect to deliver gold masters of one of the four Products below up to 30 days late without triggering the increase in the Distribution Fee described above; provided that Interplay gives Universal written notice no less than one week before receipt of the next scheduled royalty report of which product such late product will be.


        Run Like Hell.       August 15, 2002

        Hunter               August 15, 2002

        Icewind Dale         May 15, 2002

        Matrix 45 days before the commercial release in the United States of the Matrix II movie.

     10. With respect to Section 5.1 of Amendment #3, Universal's distribution rights in Australia shall take effect no later than April 1, 2002.

     11. Commencing immediately upon complete execution of this letter agreement, Universal and Interplay shall prepare an amended and restated version of the Distribution Agreement which is mutually satisfactory to both parties and reflects the terms of this letter agreement and the Distribution Agreement as previously amended. Specifically, such amended and restated version of the Distribution Agreement shall state the understanding of both parties that the minimum royalty set forth in Amendment #1 shall not apply to any Product which was first commercially released in the United States on or before August 23, 2001. The parties shall use their best efforts to complete the amended and restated version by January 23 and in no event later than January 31, 2002.

     12. Universal reserves all rights and remedies under the Distribution Agreement (as amended). In particular, but without limitation, Universal expressly reserves its right to recover through any means (including by way of offset of amounts otherwise payable to Interplay under the Agreement) all sums paid to Interplay pursuant to this letter agreement.

     If you agree to the provisions set forth in this letter agreement, please so indicate by signing the enclosed copy and returning it to me via facsimile, followed by an original copy in the mail.


                                              Sincerely yours,

                                              /s/ Edward Zinser
                                              Edward Zinser
                                              Chief Financial Officer
                                              Vivendi Universal Games, Inc

        [Signature page follows.]



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        I agree to the provisions of this letter agreement.



        Dated: January 18, 2002             /s/ Herve Caen
                                       ----------------------------------------
                                       Herve Caen, President and Board
                                       Executive Committee member of Interplay
                                       Entertainment Corp.


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